EXHIBIT 10.18

GENERAL CONTRACTOR AGREEMENT


This GENERAL CONTRACTOR Agreement is entered into effective as of February 22, 2006, by and between SiteWorks Building & Development, SBD , 2534 N Miami Ave., Miami, FL 33127 (General Contractor) and Integral, Inc. hereinafter referred to as "Owner,"

ARTICLE I   PROJECT

1.01 Owner intends to renovate an existing 33,000 sq. ft. warehouse space located at 2202 North Young Blvd., Chiefland, FL 32626 for which Owner intends to achieve Substantial Completion for all Stages of construction (as defined below) on or before October 31, 2006. The Contract Time and the date by which Substantial Completion should be achieved will be established when and if Owner accepts Contract Manager's Guaranteed Maximum Price proposal.

ARTICLE II DEFINITIONS

2.01     Certain Definitions:

(a) Contract Documents: This Agreement, including Owner's Standard Uniform General and Supplementary Conditions, Special Conditions, Division I Specifications, all Addenda issued prior to the Effective Date, the Project Manuals developed for the construction of the Project or a portion thereof, all documents required thereunder, the Drawings and Specifications developed by the Design Consultant). The Contract Documents form the Contract between Owner and General Contractor; General Contractor shall perform all of its services and construct the Work (as defined below) pursuant to the entire Contract. Duties and obligations of General Contractor which are described in this Agreement may be expanded or further defined by additional provisions of the other Contract Documents. "General Contractor" shall be substituted for "Contractor" or "General Contractor" in Owner's Standard Uniform General and Supplementary Conditions and Division I Specifications.

(b) Construction Cost Limitation: The cost limit for construction which must not be exceeded as a result of the design of the Design Consultant and which may be stipulated ill a contract with a Design Consultant. (c) . Construction Phase:
The implementation and execution of the construction work required by the Contract Documents. The construction of the Project may be divided into different stages each with different dates for implementation and completion (referred to as a "Stage").

(d) Project Team: The Owner, General Contractor, Design Consultant(s), any separate contractors employed by Owner, and other consultants employed for the purpose of programming, design, and construction of the Project. The constitution of the Project Team may vary at different phases of the Project. The Project Team will be designated by Owner and may be modified from time to time by Owner.

(e) Day: The calendar day unless otherwise specifically designated.

(f) Design Consultant: Licensed professionals, or firms employing such licensed professionals, engaged by Owner as independent consultants for design of all or a portion of the Project Improvements and to prepare drawings and specifications for the construction of the Project (the "Drawings and Specifications"). More than one such professional or firm may be employed by Owner. (All such professionals or firms, regardless of number, may be referred to in the singular herein,)

(g) Final Completion; as defined by AIA or industry Standard Uniform and Supplementary General Conditions.

(h) General Conditions Work: As defined by standard practice

(i) Blank

(j) Preconstruction Phase: The programming, schematic design, design development, construction documents and bidding phases.
(k)Preliminary Project Cost The total estimated cost of all project development, including design, construction, and other associated costs which are established prior to the commencement of design.

(I) Project Construction Budget (PCB): The budget established for the site preparation and construction of all the Project Improvements and facilities relating to and being a part of the Project, which includes the Construction Cost Limitation and other costs specified by Owner,

(m) Project Improvements: Ail Project facilities requiring construction, including all preparatory matters prior to construction, such as site preparation.

(n) Standards and Standard Specifications: The construction and design requirements and standards of BOCA or National Building Code and Florida Building Code and various building and life safety code specified by OFPC which are hereby incorporated by reference,

(o) Subcontractors; All trade contractors, separate contractors, and subcontractors entering into contracts ("Subcontracts") with the General Contractor for the performance of the Work. The relationship between the General Contractor and the Subcontractors shall be that of a general contractor to its subcontractors unless otherwise approved in advance in writing by Owner, or except when Owner enters into a separate contract directly with a Subcontractor.

(p) Substantial Completion date of: October 31, 2006

(q) Total Project Cost: The total budget established for the Project by SiteWorks Building & Development Co. and Integral, Inc. at the end of the design development phase (subject to subsequent modification by Owner), which includes but is not limited to professional services costs, General Contractor's costs, the costs of the General Conditions items, furniture, fixtures and equipment costs, landscaping costs, moving costs, and other miscellaneous costs.

(r) Work: The provision of all services, labor, materials, supplies, and equipment which are required or reasonably inferable to complete the Project in strict accordance with the requirements of the Contract Documents (as such may be modified or amended). The term "reasonably inferable" takes into consideration the understanding of the parties hereto that not every detail will be shown in the Contract Documents. The General Contractor shall not be entitled to an increase in the Guaranteed Maximum Price (as described in section due to the absence of any detail or specification the Contractor may require or for any construction which may be found necessary as the work progresses in order to complete the construction of the Project. If an item or system is either shown or specified, all material and equipment required for the proper installation of such item or system and needed to make a complete operating installation shall be provided whether or not detailed or specified, omitting only such parts as are specifically excepted by the Owner. Notwithstanding the above, the Contractor shall not be responsible for design, except incidental designing/detailing as required by the Specifications for shop drawing purposes.

ARTICLE III DESIGNATION OF GENERAL CONTRACTOR AND DUTIES

3.01 The Owner hereby designates and appoints the General Contractor and authorizes the General Contractor to so act in connection with the scope of work and services set forth and described in this Agreement.

3.02 Notwithstanding anything to the contrary contained in this Agreement, Owner and General Contractor agree and acknowledge that Owner is entering into this Agreement in reliance on General Contractor's special and unique abilities with respect to performing its obligations hereunder, and General Contractor's special and unique abilities with respect) to GENERAL CONTRUCTION. The General Contractor accepts the relationship of trust and confidence established between it and the Owner by this Agreement. General Contractor covenants with Owner to use its best efforts, skill, judgment, and abilities to perform the services hereunder and to further the interests of Owner in accordance with Owner's requirements and procedures, in accordance with the highest standards of General Contractor's profession or business and in compliance with all applicable national, federal, state, municipal, laws, regulations, codes, ordinances, orders and with those of any other body having jurisdiction, General Contactor warrants, represents, covenants, and agrees that there are no obligations, commitments, or impediments of any kind that will limit or prevent performance of the services required hereunder.

3.03 The General Contractor warrants, represents, covenants, and agrees that all of the Services to be performed by the General Contractor under or pursuant to this Agreement shall be of the standard and quality which prevail among similar businesses and organizations of superior knowledge and skill engaged in providing similar services in major United States urban areas under the same or similar circumstances and involving a project such as The Project.

3.04 The General Contractor's duties as set forth herein shall at no time be in any way diminished by reason of any approval by the Owner nor shall the General Contractor be released from any liability by reason of such approval by die Owner, it being understood that the Owner at all times is ultimately relying upon the General Contractor's skill and knowledge in performing the services required hereunder.

3.05 The General Contractor warrants, represents, covenants, and agrees that all persons connected with the General Contractor directly in charge of its services arc duly registered and/or licensed under The laws, rules and regulations of any authority having jurisdiction, if so required by such laws, rules and regulations.

3.06 The General Contractor warrants, represents, covenants, and agrees to call to Owner's attention anything of any nature in any drawings, specifications, plans, sketches, instructions, information, requirements, procedures, and other data supplied to the General Contractor (by the Owner or any other party) which it regards in its opinion as unsuitable, improper, or inaccurate in connection with the purposes for which such document or data is furnished. Nothing shall excuse or detract from the General Contractor's responsibilities or obligations hereunder in a case where such document or data is furnished unless the General Contractor advises Owner in writing that in its opinion such document or data and any requests made therein for action are unsuitable, improper, or inaccurate and Owner confirms in writing that it wishes the General Contractor to proceed in accordance with the data as originally given.

3.07 The General Contractor warrants, represents, covenants, and agrees to furnish efficient business administration and superintendence and perform its services hereunder or pursuant id this Agreement in the best way and in the most expeditious and economical manner consistent with the interests of Owner.

3.08 The General Contractor warrants, represents, covenants, and agrees that it shall, at its own cost, make good any defects in the Preconstruction Phase Services as soon as The General Contractor becomes aware of such defects or is notified of such defects Should the General Contractor refuse or neglect lo make good such defects within a reasonable time after receiving notice requesting such remedial work, then the Owner shall be entitled to make good such defective services at The expense of the General Contractor. This commitment by General Contractor is in addition to, and not in substitution for, any other remedy for defective Services which the Owner may have at law or in equity. General Contractor's obligations with respect to Construction Phase Services are set forth in Owner's; Standard Uniform General and Supplementary Conditions and elsewhere as may be noted.

 3.09 General Contractor warrants, represents, and agrees that if (i) it is a corporation or limited liability company, then it is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, or a foreign corporation or limited liability company duly authorized and in good standing to conduct business in The State of Florida, that it has all necessary corporate power and has received all necessary corporate approvals lo execute and deliver the Agreement, and the individual executing The Agreement on behalf of General Contractor has been duly authorized lo act for and hind General Contractor, or (ii) if it is a partnership, limited partnership, or limited liability partnership, then it ha; all necessary partnership power and has secured all necessary approvals to execute and deliver this Agreement and perform all its obligations hereunder. And the individual executing this Agreement on behalf of General Contractor has been duly authorized to act for and bind General Contractor.

3.10 Neither the execution and delivery of this Agreement by General Contractor nor the performance of its obligations hereunder will result in the violation of any provision, if a corporation, of its articles of incorporation or by-laws, if a limited liability company, of its articles of organization or regulations, or if a partnership, by any partnership agreement by which General Contractor is bound, or any agreement by which General Contractor is bound or to the best of the General Contractor's knowledge and belief, will conflict with any order or decree of any court or governmental instrumentality relating to General Contractor.

3.13 Except for the obligation of Owner to pay General Contractor certain fees and expenses pursuant to the terms of this Agreement, and to perform certain other obligations pursuant to the terms and conditions explicitly set forth herein, Owner shall nave no liability to General Contractor or to anyone claiming through or under General Contractor by reason of the execution or performance of this Agreement. Notwithstanding any obligation or liability of Owner to General Contractor, no present or future partner or affiliate of Owner or any agent, officer, director, employee, or regent of Owner, or of the components comprising Integral, Inc., or anyone claiming under Owner has or shall have any personal liability to General Contractor or to anyone claiming through or under General Contractor by reason of The execution or performance of this Agreement.

ARTICLE IV GENERAL CONTRACTOR'S PERSONNEL AND SUBCONTRACTORS

4.01 The General Contractor's personnel, and the General Contractor's associated sub consultants, to be employed in the Project, shall be identified in Exhibit
A. The personnel and entities identified in Exhibit A shall not be changed except with the Owner's prior written agreement, which shall not be unreasonably withheld.

4.02 All subcontracts shall be awarded in accordance with the normal industry standards.. General Contractor shall notify Owner in advance in writing of the identities of all Subcontractors with which it intends to subcontract. General Contractor shall not subcontract with any Subcontractor to which Owner has a reasonable objection. Such notice shall be given sufficiently in advance to permit Owner adequate time for review without delay to the Project, and allowing rime for General Contractor to make substitute selections, but in no event shall such notice be given less than ten (10} days before the intended subcontract date. General Contractor shall not be required to subcontract with any Subcontractor to which it has reasonable objection, or if such subcontract is not in accordance with normal industry practice. If General Contractor intends to submit a proposal for subcontract work, it shall notify Owner in writing prior to soliciting proposals from potential subcontractors. When General Contractor's Subcontractors for constructing the Work have been identified, they shall not be changed without Owner's prior written approval, which shall not be unreasonably withheld. General Contractor shall not incur any Subcontract costs prior to issuance by Owner of a Notice to Proceed for such Work.

ARTICLE V

GENERAL CONTRACTOR'S SERVICES;
PART 1; PRECONSTRUCTION PHASE SERVICES

Design drawings, permitting of all required drawings for the project.

5.01     ARTICLE VI
GENERAL CONTRACTOR'S SERVICES:
PART 2; CONSTRUCTION PHASE SERVICE

6.01 The Construction Phase shall be deemed to commence upon the earlier of (i) the date specified in a Notice to Proceed issued by Owner after approval by Owner of a Guaranteed Maximum Price for the Work or portion of the Work specified in such Notice to Proceed, (ii) the issuance of a purchase order by General Contractor for materials or equipment for the Project after prior written authorization by Owner, or (iii) award of a Subcontract in accordance with the requirements of this Contract and after prior written authorization by Owner, Preconstruction Phase Services may overlap Construction Phase Services. In implementation, of the responsibilities and duties of the General Contractor for the Construction Phase, the General Contractor shall provide the following services:

(a) Project Control.

(1) General Contractor shall construct the Work in strict accordance with the Contract Documents within the lime required by the Schedule approved by Owner and as required by Owner's Standard Uniform General and Supplementary General Conditions, and Division I Specifications. General Contractor shall award and enter into, as a general contractor, all Subcontracts necessary and appropriate to provide all labor and material; for the construction of the Project, General Contractor shall self-perform works as described in the attached exhibits and other work which has been awarded to General Contractor.

(2) Monitor (the Work of the Subcontractors as required and coordinate such work with the activities and responsibilities of the Project Team with a goal to attain completion of the Project at a cost not to exceed the Project Construction Budget Guaranteed Maximum Price, and to attain Substantial Completion by the date set forth in Exhibit B herein when executed.

(3) Attend Owner's Project progress meetings scheduled by Owner no less often that once per month, and fully advise the Project Team at such meetings as to Project status.

(4) Schedule, direct and attend regular meetings with other members of the Project Team during the construction of the Project to discuss jointly such matters as procedures, progress, problems and scheduling. Prior to each meeting, the General Contractor shall prepare and distribute to the other Project Team members b written agenda for the meeting. Prepare and distribute at each Project Team meeting a memorandum setting forth the list of critical activities which require immediate action and the date by when the activity must be completed, and record and distribute the minutes of each meeting.

(5) As provided Exhibit A, maintain a competent, full-time staff at the Project site to coordinate and provide general direction over the Work and progress of the Subcontractors on the Project.

(6) As provided in Exhibit A, establish on-site organization of personnel and clearly defined lines of authority in order to effectuate the overall plans of the Project Team. At a minimum, General Contractor's site personnel shall include a project manager, project superintendent, project engineer, and appropriate administrative support personnel.

(7) In consultation with Owner, establish procedures for coordination among the Project Team, Subcontractors, and separate contractors. Design Consultants, and other consultants with respect to all aspects of the construction of the Project, and implement such procedures.

(8) Expedite and coordinate delivery and installation of Owner-procured material and equipment.

(9) General Contractor shall supervise and direct the Work and shall be solely responsible for construction means, methods, techniques, sequences, and procedures for the Work.

(10) In accordance with Owner's Standard Uniform General and Supplementary Conditions, provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and all other facilities and services necessary for the proper execution and completion of the Work in strict accordance with the requirements of the Contract Documents.

(11) Obtain building permits and special permits for permanent improvements as required by law or the Contract Documents. Assist Owner or Design Consultant in obtaining all approvals required from authorities having jurisdiction over the Project.

(12) Inspect the Work of Subcontractors to ensure conformance with the Contract Documents. Perform Project scheduling in compliance with Owner's Project Scheduling if included therein, otherwise provide regular monitoring, updating, and reissuing of the all Project Schedules as construction progresses, including, without limitation, master Project schedules, detailed construction schedules, submittal schedules, inspection schedules, and occupancy schedules; identify potential and actual variances between scheduled and probable completion dates, review the schedules for Work not started Of incomplete and recommend to the Owner adjustments in the schedules to conform with the probable completion dates and provide summary reports to the Owner of each schedule update and document all changes in construction schedules. Incorporate activities of the Subcontractors ' and other parties affecting the progress of the Work, including, without limitation, activity sequences and durations, allocation of labor and materials, processing of shop drawings, data, and samples, delivery of long lead time items. Include Owner's occupancy requirements and occupancy priorities. Evaluate Subcontractor's personnel and equipment, and availability of supplies and materials, with respect to each Subcontractor's ability to meet the Schedule. Recommend action to Owner when any Subcontract requirements arc not met, or appear unlikely to be met.

(c) Cost Control.

(1) Maintain cost accounting records in good form on expenditures and materials, or for any other expenditures requiring accounting records; and afford the Owner access to these records and preserve them for a period of four (4) years after final payment is made by the Owner to the General Contractor.

(2) Prepare and administer, and provide to Owner, Subcontractors' schedule of values, subcontractors' swam statements and waivers of lien as required, contract and disbursement summaries, change order listings and change Orders, and budget cost summary reports as required by Owner.

(3) General Contractor shall promptly identify all variances between estimated costs and actual costs, and shall promptly report such variances for the Project Team along with recommendations for action, but in any event, no more than two
(2) business days after acquiring such information, Change Orders. Develop and implement a system acceptable to the Owner for the preparation, review and processing of Change Orders, change order requests, and requests for information, in accordance with Owner's Standard Uniform General and Supplementary Conditions and Division I Specifications, Wage Rates. Maintain strict enforcement of State of Florida prevailing wage laws in accordance with Owner's Standard Uniform General and Supplementary Conditions. Cooperate with Owner in monitoring the submission lo (he Owner of payroll records by the various Subcontractors when requested.

(f) Special Consultants.

Assist the Owner in selecting and retaining professional services not otherwise described in this Agreement for the Project, and coordinate these services at the owner's request in order to meet the Schedule, without, however, assuming direct responsibility for the work of these consultants.

(g) Documents. Shop Drawings, and Submissions.

(1) The Design Consultant shall be the interpreter of the design intent of the Construction Contract Documents, subject to the terms and conditions of the agreement between the Design Consultant and the Owner, provided, however, the General Contractor shall request such interpretations from the Design Consultant, with Owner consent, from time to rime in order lo facilitate the General Contractor `s accomplishment of its duties under this Agreement

(2) In collaboration with the other member; of the Project Team, the General Contractor shall establish and implement procedures for expediting the processing and Design Consultants' approval of shop drawings and other submissions, and in accordance with Specifications, as applicable. Receive from the Subcontractors, and review, all shop drawings and other submissions for conformance with the Contract Documents. Coordinate shop drawings and other submissions with the Contract Documents and other related documents prior to transmitting them to other members of the Project Team.

(3) The General Contractor shall record the progress of the Project, submit written progress reports to the other members of the Project Team, including information on the Subcontractor's Work and the percentage of completion, and keep a daily log of Project construction activities available to the other members of the Project Team in accordance with Owner's Standard Uniform General and Supplementary Conditions; and each member of the General Contractor's site personnel, whose job function involves or includes observation of Project construction, shall maintain a daily log of construction activities and observations, which daily logs shall be submitted to the Owner no less frequently than weekly for the immediately preceding week.

(4) The General Contractor shall maintain at the Project site and make available to Owner, updated records of subcontracts, drawings, examples, purchases, materials, equipment, maintenance and operating manuals and instructions, and other construction related documents, including all changes and revisions, a directory of personnel, Project correspondence, inspection procedures (as prepared by others), testing laboratory procedures (as prepared by others), contract changes, time extensions, progress payment data, final acceptance procedures, instructions from Owner; and shall obtain data from Subcontractors and maintain current set of record drawings and project manual.

(5) Coordinate and facilitate the creation of record and as-built drawings, and the procurement of warranties and guarantees.

(6) Provide Owner with complete, unaltered copies of all Subcontracts, and all amendments thereto.

(7) Submit to Owner all documents substantiating payments to qualifying HUB'S in a format designated by Owner.

(h) Safety

General Contractor is solely responsible for all safety precautions and programs in connection with the Work. General Contractor shall review the safety programs developed by each of the Subcontractors and prepare and submit to Owner a comprehensive safety program which complies with all applicable requirements of the Occupational Safety and Health Act of 1970 and all other applicable State, Local, or federal laws or regulations, and with any Owner-controlled insurance program. General Contractor Shall ensure compliance by the Subcontractors with their contractual safety requirements. The existence of any Owner-controlled insurance programs shall not operate to diminish or eliminate in any way General Contractor's responsibilities under this paragraph.

ARTICLE VII PAYMENTS TO THE GENERAL CONTRACTOR

7.01 N/A

(e) Additional Services:

(1) From time to time Owner may request that General Contractor perform services in addition to those Services required or reasonably inferable herein (such services in addition are hereinafter called "Additional Services"). Each time that Construction Manager is requested to perform services which General Contractor deems lo be Additional Services, and prior to performing such Additional Services, General Contractor shall complete and forward to Owner for acceptance by Owner an Additional Services Requisition in the form of Exhibit C attached hereto, which shall describe in detail die nature or scope of the Additional Services, the basis upon which General Contractor has determined that the requested services are Additional Services, and which shall set forth the maximum amount of fees and reimbursable expenses for which General Contractor is prepared to .' perform such Additional Services, together with a proposed schedule for the performances of such Additional Services, General Contractor shall proceed only after written acceptance by Owner of the Additional Services Requisition and written approval from Owner to proceed.

(2) If Owner concludes that all or pan of the services described in the Additional Services Requisition are Services already required to be performed by General Contractor pursuant to the Agreement or are reasonably inferable there from, then Owner shall notify General Contractor of Owner's determination and Owner and General Contractor shall attempt, in good faith, to resolve by negotiation their differences. If within seven (7) business days Owner and General Contractor are unable to resolve their differences, then General Contractor shall nevertheless perform the services requested by Owner as if the services were Services required to be performed pursuant to this Agreement, without prejudice, however, to General Contractor's right to pursue a claim for compensation for such disputed services. (3) Upon acceptance by Owner, each Additional Services Requisition and The services performed by General Contractor pursuant to such Additional Services Requisition shall become part of this Agreement and shall be subject to all the terms and conditions of this Agreement, as fully and completely as though the same had been included in this Agreement as a required Service at the original execution of this Agreement.

(I) N/A

7.02 Construction Phase

(a) Owner shall compensate General Contractor for Construction Phase services on the basis of the sum of the Cost of the Work as defined herein plus the General Contractor's Construction Phase Fee (such sum is referred to as the "Contract Sum") as set forth below. The Contract Sum shall not exceed the Guaranteed Maximum Price set forth in Exhibit B hereto, subject to changes authorized by the terms and conditions of the Contract Documents. Any cost which is not authorized by the terms and conditions of the Contract Documents, but which would cause the Guaranteed Maximum Price to be exceeded shall be paid by General Contractor without reimbursement by Owner. In the event that the Contractor is required to pay or bear the burden of any new federal, state, or local tax, or of any rate increase of an existing tax (except a fax on income) with respect to its forces and/or its performance of the Work (not including the forces and Work performed by Subcontractors) as a result of any statute, court decision, written ruling, or regulation taking effect after the effective date of this Agreement, the Guaranteed Maximum Price shall be increased by the amount of the new tax or tax increase.

(b) The Owner has afforded the General Contractor with unrestricted access to the existing improvements and conditions on the site and has given the General Contractor the opportunity to thoroughly investigate the existing conditions, which the General Contractor represents it has done. The results of General Contractor's investigation have been taken into account in establishing the Guaranteed Maximum Price of the Work. General Contractor shall not be entitled to a claim for an adjustment in time or price under Owner's Standard Uniform General and Supplementary Conditions for conditions which General Contractor discovered or ought to have discovered in General Contractor's investigation. Before<< proceeding with the Work, the General Contractor shall review the Drawings and Specifications and notify the Design Consultant and Owner of any errors, omissions or discrepancies in the Drawings and Specifications it discovers with respect to the existing conditions. The General Contractor shall not proceed with the Work, if any defect, defined as any error, omission, conflict, inconsistency or lack of clarity, is known or should be known by General Contractor to exist in the Drawings or Specifications or other Contract Documents, and if General Contractor nevertheless proceeds to perform the work then General Contractor shall be responsible for all foreseeable resulting cost, including the cost of redoing or remedying the Work and time delays resulting there from unless and to the extent such costs result from dcsif.fi or concealed conditions, Upon discovering a defect in the Drawings or Specifications, the General Contractor shall immediately submit a written request for an explanation or decision to the Design Consultant and the Owner.

(c) N/A

(d) N/A

(e) In full consideration of General Contractor's services during the Construction Phase of this Agreement! Owner shall pay General Contractor a Construction Phase Fee as follows: Monthly draws based on percentage complete per Industry Standard AIA Documents

(f) If the Guaranteed Maximum Price increases by more than three percent from the amount originally set forth in Exhibit B hereto, then General Contractor shall be entitled to an equitable increase in the General Contractor's Construction Phase Fee which shall be calculated by
         ------------.

(h) In Owner's Standard Uniform General and Supplementary Conditions, references to adjustments in "cost" or "costs" refer to Costs of the Work as defined herein below, and references lo General Contractor's "overhead" and "profit" refer to General Contractor's Construction Phase Fee.

(h) The General Contractor's Fee shall cover the General Contractor's profit, general overhead and the following costs and expenses: All expenses in connection with maintaining and operating General Contractor's main office and any branch or field offices, including (except as otherwise provided hereinafter); (1) Salaries of General Contractor's officers, project managers), estimators, and schedulers.
         (2) Salaries of persons employed in the main or branch offices of the General Contractor whose time is devoted lo the general conduct of the General Contractor's business, such as office managers, stenographers, plan clerks, file clerks, and draftsmen. (3) Overhead or general expenses of any kind except those specifically included herein. (4) Services and expenses of the estimating, personnel, accounting, budget control, audit and management information systems (other than pre-construction services) relating to accounting in General Contractor's office and even if at the site, except as specifically identified herein. (5) Interest on the General Contractor's capital or on money borrowed by the General Contractor, including the capital employed by the General Contractor in the performance of the Work. (6) Amounts required to be paid by General Contractor for Federal and/or State income and franchise taxes. (7) Legal, accounting, or other similar professional services provided by or lo General Contractor, in regard lo disputes, arbitrations, litigations or other such proceedings with Subcontractors, with municipal authorities, with the Owner, the Design Consultants or any other person or entity relating to the Project or otherwise.

(i) In addition to the payment procedures described in Owner's Standard Uniform General and Supplementary Conditions, Division I Specifications, Contractor shall submit with each application for payment all receipts, invoices with check vouchers or other evidence of payment, petty cash account information, payrolls, and any and all other evidence which Owner or Design Consultant shall deem necessary to support the amount requested, The General Contractor's Construction Phase Fee shall be shown as a separate line item on the schedule of values. In determining the percentage of completion, General Contractor shall use the lesser of the percentage of the Work actually completed for each classification on the schedule of values, or the percentage of The Guaranteed Maximum Price allocable to that item which has been actually incurred and demonstrated as an expense by the General Contractor. If the General Contractor's Construction Phase Fee is a fixed fee then the amount requested for such fee shall be in the same proportion to the total fee as the amount requested for the Cost of the Work relative lo the total Cost of the Work used in deriving the then current Guaranteed Maximum Price. Retainage as specified in Owner's Standard Uniform General and Supplementary Conditions will be applied 10 the entire amount requested including the Cost of the Work and the General Contractor's Construction Phase Fee. Each schedule of values submitted shall maintain the originally established value for each work classification line item or subcontractor, and shall contain any revisions to costs or cost estimates for each such classification or subcontractor. The format and tracking method of the original schedule of values and of all updates thereto shall be subject to the approval of Owner and Design Consultant. If at any time, the amount shown on the schedule of values exceeds the Guaranteed Maximum Price allocable to that classification or subcontractor, then the amount payable to General Contractor by Owner shall be reduced by the amount of such excess. At all times, the estimated cost of performing the uncompleted and unpaid portion of the Work (including General Contractor's overhead and profit) shall not exceed the unpaid balance of the Guaranteed Maximum Price (less retainage on work previously completed). Payments to Subcontractors included in an application for payment shall not exceed the percentage of Work allocable to that Subcontractor for each respective schedule of values classification which has been actually completed.

7.03 Owner shall have the right to withhold from payments due General Contractor such sums as are necessary to protect Owner against any loss or damage which may result from negligence by General Contractor or failure of General Contractor to perform General Contractor's obligations under this Agreement.

7 .04 The final request for payment shall not be made until General Contractor delivers to Owner a complete release of all liens arising out of this Agreement and an affidavit that so far as General Contractor has knowledge or information, the release includes and covers all materials and services over which General Contractor has control for which a lien could be filed, but General Contractor may, if any agent or consultant refuses to furnish a release in full, furnish a bund satisfactory to Owner to indemnify Owner against any lien. If any lien remains unsatisfied after all payments are made. General Contractor shall refund to Owner all moneys Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees, and Owner shall have all remedies at law and in equity.

7.05 In addition to the procedures contained in The AIA Standard Uniform General and Supplementary General Conditions, Owner shall have no obligation to make final payment until a final accounting of the Cost of the Work has been submitted by General Contractor and has been verified by Owner or Owner's representatives. The aggregate total of payments to General Contractor shall not exceed the total of the actual Cost of the Work as verified by Owner or Owner's representative from General Contractor's final accounting plus the applicable General Contractor's Construction Phase Fee, as certified for payment in accordance with lire Contract, but in no event more than the Guaranteed Maximum Price. If payments made to General Contractor exceed that which is due and owing pursuant to this Article VII, then General Contractor shall promptly refund such excess to Owner.

7.06 Any provision hereof to the contrary not withstanding, Owner shall not be obligated to make any payment (whether a progress payment or final payment) to General Contractor hereunder if any one or more of the following conditions precedent exist;

(a) General Contractor is in breach or default under this Agreement;

(b) Any part of such payment is attributable to services which are not performed in accordance with this Agreement; provided, however, such payment shall be made as to the part thereof attributable to services which were performed in accordance with this Agreement;

(c) General Contractor has failed to make payments promptly to consultants or other third parties used in connection with the services for which Owner has made payment to General Contractor; or

(d) If Owner, in its good faith judgment, determines that the portion of the compensation then remaining unpaid will not be sufficient to complete the services in accordance with this Agreement, no additional payments will be due General Contractor hereunder unless and until General Contractor, at General Contractor's sole cost, performs a sufficient portion of the remaining services so that such portion of the compensation then remaining unpaid is determined by Owner to be sufficient to so complete the then remaining services. (e) Nothing contained herein shall require the Owner 10 pay the General Contractor an aggregate amount exceeding the Guaranteed Maximum Price or to make payment if in the Owner's belief the cost to complete the Work would exceed the Guaranteed Maximum Price less previous payments to General Contractor

7.07 No partial payment made hereunder shall be, or shall be construed to be. final acceptance or approval of that part of the services to which such partial payment relates, or a release of General Contractor of any of General Contractor's obligations hereunder or liabilities with respect to such services.

7.08 General Contractor shall promptly pay all bills validly due and owing for labor and material performed and furnished by others in connection with the performance of the Preconstruction Phase Services and the construction of the Work.

7.09 Owner shall have the right to verify and audit the details set forth in General Contractor's billings, certificates, accountings, cost data, and statements, either before or after payment therefore, by (1) inspecting the books and records of General Contractor during normal business hours; (2) examining any reports with respect to this Project; (3) interviewing General Contractor's business employees; (4) visiting the Project site; and (5) other reasonable action.

7.10 The acceptance by General Contractor or General Contractor's successors of final payment under this Agreement shall constitute a full and complete release of Owner from any and all claims, demands, and causes of action whatsoever which General Contractor or General Contractor's successors have or may have against Owner under the provisions of this Agreement except those previously made in writing and identified by General Contractor as unsettled at the time of the final request for payment.

ARTICLE VIII COST OF THE WORK

8.01 The term Cost of the Work means costs which the General Contractor must necessarily incur to properly perform the Work in strict compliance with the Contract Documents. Cost of the Work includes only the items set forth in this
Article VIII (a) Labor and Administrative:

(1) Reasonable and customary wages paid to construction workers directly employed by General Contractor who perform the construction of the Work.

(2) Reasonable and customary wages or salaries of General Contractor's supervisory and administrative personnel who are identified on Exhibit A but only when stationed full-time at the site with the Owner's prior consent,

(3) Costs paid or incurred by General Contractor for labor costs arising out of taxes, insurance, and benefits which an (i) required by law, (ii) required by collective bargaining agreements, (iii), or otherwise customary, so long as such costs are based on wages and salaries which are properly included in the Cost of the Work as defined herein.

(4) Reasonable and customary travel expenses of General Contractor's personnel incurred directly and solely in support of the Project and approved in advance in writing by Owner.

(5) Costs of long-distance telephone calls, telegrams, postage, package delivery and courier service, telephone service, and reasonable and customary petty cash expenses of General Contractor's jobsite office, incurred directly and solely in support of the Work, and all incurred at the site.

(b) Materials, Equipment, Tools, Rentals:

(1) Costs of materials and equipment to be incorporated (or incorporated) into the Work, including transportation charges, and a reasonable and customary allowance for waste and spoilage. Owner shall be entitled to take possession of excess materials not incorporated into the Work, or at Owner's option. General Contractor shall sell such materials and deduct the gross proceeds from the Cost of the Work. Payment for stored materials is subject to Owner's Standard Uniform General and Supplementary General Conditions.

(2) Costs of materials, supplies, temporary facilities, equipment, and hand tools except for those customarily owned by construction workers, all provided at the site by General Contractor, if such items are fully consumed in the construction of the Work, and Owner approves such purchase in advance in writing. Cost for used items shall be based on fair market value and may include costs of transportation, installation, minor maintenance costs, and removal. If the item is not fully consumed, then the cost shall be based on cost of the item minus its fair market salvage value.

(3) Rental charges for temporary facilities, equipment, and hand tools except for those customarily owned by construction workers, all provided at the site by General Contractor, and may include transportation, installation, and minor maintenance costs, and removal, all so long as Owner has approved such items and the rental rates in advance in writing. If tools, machinery or construction equipment are rented from the General Contractor, the amount of such rental, the rate of such rentals, Including the freight and delivery cost thereon and all operating expenses except labor, shall be determined by application of "Contractor's Equipment Cost Guide," latest edition published by the AGC, approved by the Owner before commitments are made and shall in no event be higher than the prevailing competitive rates paid in the locality for similar equipment. In no event shall the aggregate rental cost to Owner exceed the purchase price and maintenance cost of the item. In the event equipment can be purchased for an amount comparable to the aggregate rental cost of said equipment, General Contractor shall purchase such equipment and turn it over to Owner upon final completion of the Work, or, at Owner's option, credit to the Owner with the amount of the fair market resale value.

(4) Site debris removal and disposal costs in accordance with all applicable laws and regulations.

(c) Subcontracts: Payments made to Subcontractors by General Contractor for the construction of the Work in accordance with the Contract Documents and the requirements of the subcontracts with such Subcontractors.

(d) Other costs:

Governmental sales and use taxes directly attributable to the Work. Permit and inspection fees, except that as a state agency Premiums for insurance and bonds to the extent directly attributable to this Contract.

Testing fees pursuant to the terms and conditions of Owner's Standard Uniform General and Supplementary Conditions. Intellectual property royalties and licenses for items specifically required by the Contract Documents which are, or will be incorporated into the work.

Forfeited deposits, but only if such deposit has been forfeited in the absence of any fault or negligence of General Contractor. Other costs approved in advance in writing by Owner at Owner's sole option and discretion.

8.0.2

Costs Not Included in the Cost of the Work

The following shall not be included in the Cost of work to be paid by Owner: (a) Costs including, but not limited to, the failure to perform of any Subcontractor or the bankruptcy or insolvency of any Subcontractor.

(b) Legal and administrative costs to review and negotiate these Contract Documents.

(c) Travel and subsistence expense of General Contractor, its officers or employees incurred while traveling between the Project and General Contractor's principal or branch offices, and travel in the metropolitan area of the Project.

(d) Fines, penalties, sanctions or impositions assessed or imposed by any governmental body, instrumentality or tribunal arising from the fault of General Contractor.

(e) Costs incurred by General Contractor resulting from the failure of General Contractor or its Subcontractors to coordinate their work with that of Owner and its contractors, if any, after agreeing to the schedules therefore, or failure of General Contractor to comply with directives of Owner not in conflict with said schedules.

(f) Costs resulting from the failure of General Contractor or any Subcontractor to procure and maintain insurance as and to the extent required by the Contract Documents.

(g) Any and all personnel costs, including, without limitation, wages, salaries, and benefits, except for personnel based at the site office and only as specifically provided herein.

(h) Any and all overhead expense, or office expense at any location, except site office expense to the extent specifically included herein. (i) Costs related to General Contractor's indemnification obligations pursuant to Article X hereof.

(j) The cost of capital, including, without limitation, interest on capital, regardless of whether it is related to the Project.

(k) Any cost arising out of the fault or negligence of General Contractor, its Subcontractors, or any person or entity for whom they may be liable, including, without limitation, costs related to defective, rejected, or nonconforming work, materials or equipment, and damage to persons or property.

(I) liquidated or actual damages imposed by Owner for failure of General Contractor to complete the Work within the Contract Time.

(m) Any and all costs not specifically authorized herein, including, without limitation, any cost which would cause the Guaranteed Maximum Price to be exceeded,

ARTICLE IX OWNER'S RESPONSIBILITIES

9.01 The Owner shall be fully acquainted with the Project and shall facilitate and coordinate the Owner's Project issues with the General Contractor, upon request, the Owner will furnish in writing the authorization of each representative of the Owner to represent it in connection with the Project.

9.02 The Owner shall cooperate in providing information to the other members of the Project Team regarding its requirements for the Project.

9.03 Owner shall furnish for the site of the Project any necessary surveys describing the physical characteristics, soil reports and subsurface investigations, known legal limitations, utility locations, and the legal description; to the extent such items may be required by agreements between Owner and Design Consultant or other consultants. Owner shall inform all special consultants retained by the Owner that they shall coordinate their services through the General Contractor. Owner shall provide special testing and inspection services to the extent required by Florida Education Code section 51.782, as amended

9.04 If the Owner has actual knowledge of any fault or detect in the Project or non-conformance with the Drawings and Project Manual, Owner shall give prompt written notice thereof to the General Contractor.

ARTICLE X INDEMNITY

10.01 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE GENERAL CONTRACTOR AND ITS AGENTS, PARTNERS, EMPLOYEES, AND CONSULTANTS (COLLECTIVELY "INDEMNITORS") SHALL AND DO AGREE TO INDEMNIFY, PROTECT, DEFEND WITH COUNSEL APPROVED BY OWNER, AND HOLD HARMLESS THE OWNER ITS AFFILIATED ENTERPRISES, REPRESENTATIVES OF THE OWNER, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, REGENTS, PARTNERS, EMPLOYEES AND AGENTS (COLLECTIVELY "INDEMNTTEES") FROM AND AGATNST ALL CLAIMS, DAMAGES, LOSSES, LENS, CAUSES OF ACTION, SUITS, JUDGMENTS AND EXPENSES, INCLUDING ATTORNEY FEES, OF ANY NATURE, KIND, OR DESCRIPTION (COLLECTIVELY "LIABILITIES") OF ANY PERSON OR ENTITY WHOMSOEVER ARISING OUT OF, CAUSED BY, OR RESULTING FROM THE PERFORMANCE OF THE SERVICES OR ANY PART THEREOF WHICH ARE INDEMNITEE, SO LONG AS IT IS NOT CAUSED BY THE SOLE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, IN THE EVENT MORE SUCH INDEMNITORS SHALL BE JOINTLY AND SEVERALLY RESPONSIBLE TO THE INDEMNITEES FOR INDEMNIFICATION AND THE ULTIMATE RESPONSIBILITY AMONG SUCH INDEMNITORS FOR THE LOSS AND EXPENSE OF ANY SUCH INDEMNIFICATION SHALL BE SETTLED BY SEPARATE PROCEEDINGS AND WITHOUT JEOPARDY TO ANY INDEMNITEE. THE PROVISIONS OF THIS ARTICLE SHALL NOT BE CONSTRUED TO ELIMINATE OR REDUCE ANY OTHER INDEMNIFICATION OR RIGHT WHICH OWNER OR ANY OF THE INDEMNITIES HAS BY LAW.

10.02 GENERAL CONTRACTOR SHALL PROTECT AND INDEMNIFY THE OWNER FROM AND AGAINST ALL CLAIMS, DAMAGES, JUDGMENTS AND LOSS ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY UNITED STATES PATENT, OR COPYRIGHT, ARISING BY OR OUT OF ANY OF THE WORK PERFORMED HEREUNDER OR THE USE BY GENERAL CONTRACTOR, OR BY OWNER AT THE DIRECTION OF GENERAL CONTRACTOR, OF ANY ARTICLE OR MATERIAL, PROVIDED THAT UPON BECOMING AWARE OF A SUIT OR THREAT OF SUIT FOR PATENT OR COPYRIGHT INFRINGEMENT. OWNER SHALL PROMPTLY NOTIFY GENERAL CONTRACTOR AND GENERAL CONTRACTOR SHALL BE GIVEN FULL OPPORTUNITY TO NEGOTIATE A SETTLEMENT. GENERAL CONTRACTOR DOES NOT WARRANT AGAINST INFRINGEMENT BY THE OPERATION OF ANY PROCESS IN THE EVENT OF LITIGATION, OWNER AGREES TO COOPERATE REASONABLY WITH GENERAL CONTRACTOR AND PARTIES SHALL BE ENTITLED, IN CONNECTION WITH ANY SUCH LITIGATION, TO BE REPRESENTED BY COUNSEL AT THEIR OWN EXPENSE. 10.03 The indemnities contained herein shall survive the termination of this Agreement for any reason whatsoever.

Exhibit A

Position                Project responsibility                      Name

Project Manager:        Overall Project responsibility              TBD

Superintendent          On site personnel management

Skilled Workers         Installation of the work

Project Coordinator.    Material and Equipment Delivery

EXHIBIT B

                       GUARANTEED MAXIMUM PRICE PROPOSAL

We hereby submit to Integral, Inc. for hire use and benefit of Integral, Inc. pursuant to the provisions of Article V of the GENERAL CONTRACTOR At-Risk Agreement. a Guaranteed Maximum Price for the Project (as defined in the Agreement) based on the Contract Documents (as defined by the Agreement) developed for the Project, as follows:

Total Contract:  Four hundred thousand dollars and 00/100 ($400,000.00)

(exclusive of contingencies for design, bidding, and price escalation):

General Requirements (including permits)              $  30,500.00
Concrete                                                 15,000.00
Masonry                                                  53,500.00
Acoustic Ceilings                                        28,580.00
Gyp Wall Construction                                    35,000.00
Doors and Windows                                        65,520.00
Toilet Accessories                                        6,900.00
Painting                                                 35,000.00
Plumbing                                                 35,000.00
HVAC                                                     45,000.00
Electrical                                               50,000.00

SiteWorks Building & Development Co. Inc.

SS/ Carl Michael Nurse, CEO

Dated:  _____________________________

Accepted and Agreed by:

Integral, Inc.

By  Ss  C M Nurse__________,for  Owner

Dated:  _____________________________